Exhibit 3.2

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

BROADWING MERGER SUB CORPORATION

WITH AND INTO

CORVIS CORPORATION

Pursuant to Section 253 of the Delaware General Corporation Law, as amended

Corvis Corporation, a Delaware corporation (the “Corporation”), which desires to merge (the “Merge”) Broadwing Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of the Corporation (“Merger Sub”), with and into the Corporation on the terms set forth below and in the Plan of Merger (as defined below), pursuant to the provisions of Section 253 of the Delaware General Corporation Law, as amended (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That the Corporation owns 100% of the outstanding shares of each class of outstanding capital stock of Merger Sub.

SECOND: That the Corporation’s board of directors, by the resolutions attached as Annex I, which were adopted on July 28, 2004 at a duly convened meeting of the Corporation’s board of directors, determined to effect the plan of merger attached to such resolutions as Annex A (the “Plan of Merger”).

THIRD: That the Corporation does hereby merge Merger Sub with and into the Corporation on the terms set forth in the Plan of Merger, with the Corporation being the surviving corporation of the Merger.

FOURTH: That the name of the surviving corporation in the Merger is Corvis Corporation which, upon the effectiveness of the Merger, will change its name to Broadwing Corporation.

FIFTH: That the Merger shall become effective at 4:31 p.m., Eastern Standard Time, on October 7, 2004.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed its duly authorized officer as of this 6th day of October, 2004.

CORVIS CORPORATION

By:	/S/ David Mace Roberts
Name:	David Mace Roberts
Title:	Assistant Secretary

ANNEX 1

WHEREAS, the Corporation owns beneficially and of record 100% of the issued and outstanding capital stock of Broadwing Merger Sub Corporation, a Delaware corporation (“Merger Sub”); and

WHEREAS, the Board deems it desirable and in the best interests of the Corporation to merge (the “Merger”) Merger Sub with and into the Corporation, which shall be the surviving corporation of the Merger and which, pursuant to terms of the Merger, will change its name to Broadwing Corporation;

NOW THEREFORE, BE IT RESOLVED, that, in accordance with the DGCL (including, without limitation, Section 253 of the DGCL), the Board hereby authorizes, adopts and approves in all respects the Plan of Merger attached hereto as Annex A, which provides for the merger of Merger Sub with and into the Corporation, which shall be as the surviving corporation of the Merger and which, pursuant to the terms of the Merger, will change its name to Broadwing Corporation;

BE IT FURTHER RESOLVED, that the President, any Vice President, the Secretary and the Treasurer of the Corporation (each, an “Authorized Officer”) are each hereby authorized, in the name and on behalf of the Corporation, to execute any Certificate of Merger to be filed with the Office of the Delaware Secretary of State and to execute and deliver any such other certificates, instruments or documents, if any, as any of such Authorized Officers may deem necessary or appropriate to consummate the Merger;

FURTHER RESOLVED, that the Authorized Officers of the Corporation are each hereby authorized to take from time to time, in the name and on behalf of the Corporation, such actions and to execute and deliver from time to time, in the name and on behalf of the Corporation, such certificates, instruments, notices and documents as may be required or as such officer may deem necessary, advisable or proper in order to carry out the purposes and intent of the foregoing resolutions; all such acts and things done or caused to be done, and all such certificates, instruments, notices and documents, to be performed, executed and delivered in such form as the Authorized Officer performing or executing the same may approve, the performance or execution thereof by such Authorized Officer to be conclusive evidence of the approval thereof by such Authorized Officer and by this Board; and

FURTHER RESOLVED, that any and all action heretofore or hereafter taken by each Authorized Officer of the Corporation in accordance with the foregoing resolutions is hereby approved, ratified and confirmed as the act and deed of the Corporation.

ANNEX A

PLAN OF MERGER

OF

BROADWING MERGER SUB CORPORATION

WITH AND INTO

CORVIS CORPORATION

This Plan of Merger (this “Plan”) sets forth the terms of the merger (the “Merger”) of Broadwing Merger Sub Corporation, a Delaware corporation (“Merger Sub”), with and into Corvis Corporation, a Delaware corporation (“Parent”), pursuant to the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), including, without limitation, Section 253 of the DGCL. Immediately prior to the adoption of this Plan and at all times thereafter until the Effective Time (as defined below), Parent owned and will continue to own 100% of the issued and outstanding shares of the capital stock of Merger Sub.

1. Effective Time. As used in this Plan, the term “Effective Time” shall mean 4:31 p.m. Eastern Standard Time on October 7, 2004.

2. The Merger. At the Effective Time, Merger Sub shall merge with and into Parent and the separate corporate existence of Merger Sub shall thereupon cease. Parent shall be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Parent with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in Section 259 of the DGCL.

3. Terms of the Merger. At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or other person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding, shall be canceled and retired without payment of any consideration therefor, and shall cease to exist.

4. Certificate of Incorporation; By-laws. The certificate of incorporation and by-laws of Parent immediately prior to the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation except that, as provided by the terms of the Merger, the name of the Parent shall be changed to Broadwing Corporation.

5. Board of Directors and Officers. The initial directors and officers of the Surviving Corporation shall consist of the directors and officers of Parent immediately prior to the Effective Time.